Exhibit 35.1

AMERICAN HONDA FINANCE CORPORATION
ANNUAL COMPLIANCE CERTIFICATE
PURSUANT TO SECTION 3.11(a) OF THE
SALE AND SERVICING AGREEMENT AND
ITEM 1123 OF REGULATION AB

I, Paul C. Honda, do hereby certify that I am the Assistant Vice President, Assistant Secretary and Compliance Officer of American Honda Finance Corporation, a California corporation (the "Company"), and further certify on behalf of the Company in its capacity as servicer (the "Servicer" and "Sponsor") under the Sale and Servicing Agreement (the "Agreement") dated as of February 1, 2010 among the Servicer and Sponsor, American Honda Receivables Corp., as Seller, and Honda Auto Receivables 2010-1 Owner Trust, as follows:

(i)	A review of the activities of the Servicer during the reporting period ended March 31, 2010, and of its performance under the Agreement has been made under my supervision.

(ii)	To the best of my knowledge and information, based upon such review, the Servicer has fulfilled all its obligations under the Agreement throughout such period in all material respects.

IN WITNESS WHEREOF, I have hereunto set my hand this 28th day of June, 2010.

/s/ Paul C. Honda
Paul C. Honda
Assistant Vice President, Assistant Secretary, and Compliance Officer
(senior officer in charge of the servicing function)